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                                                                Exhibit 12.1

                   Statement Regarding Computation of Ratios
         (In thousands, except ratio of earnings to fixed charges data)
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                                                           Years Ended December 31,
                                           ---------------------------------------------------------
                                             1999        1998         1997         1996        1995
                                           -------     --------     --------     -------      ------
Fixed charges:
  Interest expense on debt                $ 45,293     $ 31,930     $ 21,367     $ 6,173      $  297
  Capitalized interest                       1,074          529            -           -           -
  Interest element of rent expense           3,309        2,440        2,053         424          25
  Fixed charges of unconsolidated
    subsidiary                                -               -            -       1,564         782
                                          --------     --------     --------     -------      ------
                                          $ 49,676     $ 34,899     $ 23,420     $ 8,161      $1,104
                                          ========     ========     ========     =======      ======


Earnings:
  Consolidated net income (loss)          $(54,979)    $(34,342)   $(10,773)    $ (3,910)    $  (504)
  Extraordinary loss                             -        8,436         508            -           -
  Preacquisition earnings (losses)               -            -         (74)           -           -
  Provision (benefit) for income taxes          94       (6,454)     (3,324)      (1,233)       (303)
   Fixed charges                            49,676       34,899      23,420        8,161       1,104
                                            ------      --------    --------      -------    -------
                                          $ (5,209)     $  2,539    $  9,757      $ 3,018     $  297
                                          ========      ========    ========      =======    =======

Ratio of Earnings to Fixed Charges              --           --           --          --          --
                                          ========      ========    ========      =======    =======

Coverage Deficiency                       $ 54,885      $ 32,360    $ 13,663      $ 5,143    $   807

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